FIRST AMENDMENT TO SUPPLY AGREEMENT

This FIRST AMENDMENT TO SUPPLY AGREEMENT (the "Amendment") is made this 18th day of June 2008, by and between MERCK & CO, INC., a New Jersey corporation ("MERCK") and Cherokee Pharmaceuticals LLC, a Pennsylvania limited liability company ("Supplier").

WHEREAS, Supplier and MERCK are parties to that certain Supply Agreement, dated as of January 1, 2008 (the "Supply Agreement"), relating to the manufacture of certain Substances (as such term is provided for in the Supply Agreement) by Supplier for MERCK; and

WHEREAS, the parties now wish to amend certain terms and conditions of the Supply Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound,
hereby agree as follows:

1. Article 1.0 is hereby amended by adding to the end thereof the following:

1.40 Revenue Account

1.40.1 Prior to January 1, 2011, Supplier shall establish with an escrow agent selected by Supplier and approved by Merck (the "Escrow Agent") an interest-bearing escrow account (the "Revenue Account") for the deposit of certain funds as provided herein. The Escrow Agent shall hold the Revenue Account in escrow and disburse moneys from the Revenue Account as provided herein and in an Escrow Agreement among Supplier, MERCK and Escrow Agent, substantially in the form attached hereto as **Exhibit A**.

1.40.2 Commencing on January 1, 2011, Supplier shall deposit into the Revenue Account all revenues generated and payable to Supplier under that certain letter agreement dated December 5, 2007, by and between MERCK and Syngenta S.A., which agreement was assigned to Supplier by MERCK (the "Syngenta Agreement"), for the delivery of Abamectin in calendar year 2011 (the "Abamectin Revenues").

1.40.3 Supplier also shall deposit into the Revenue Account: (i) the equivalent of fifty percent (50%) of Supplier's after-tax business profits, if any, generated from warehousing and distribution at the Facility which is not attributable to MERCK Substances received in calendar years 2011 and 2012 (such amounts being referred to hereinafter as "W/D Revenues"); and (ii) the equivalent of fifty percent (50%) of Supplier's after-tax business profits, if any, generated from the Facility which is not attributable to MERCK Substances received in calendar years 2011 and 2012 (such amounts being referred to hereinafter as "New Business Revenues"), subject to the funding requirements and limitations hereinafter described. Supplier shall deposit W/D Revenues, if any, and New Business Revenues, if any, into the Revenue Account within thirty (30) days after the end of each calendar month, commencing with the month ending on January 31, 2011 and terminating with the month ending September 30, 2012. Notwithstanding the foregoing, commencing in calendar year 2012, Supplier shall be required to deposit W/D Revenues and New Business Revenues into the Revenue Account only to the extent required to restore the balance of the Revenue Account to an amount (the "Minimum Account Balance") equal to the lesser of (i) $9,000,000 or (ii) the aggregate amount of the Required Minimum Payments payable and to become payable by MERCK to Supplier pursuant to **Section 4.11** below.

1.40.4 From and after January 1, 2012, Supplier shall be entitled to the prompt disbursement from the Revenue Account of all amounts in excess of the Minimum Account Balance and the Escrow Agent shall be required to disburse such excess amount to Supplier upon written request from Supplier.

2. Article 4.0 is hereby amended by adding to the end thereof the following:

4.11 Commencing January 1, 2011, MERCK shall make all payments due hereunder into an account established by Supplier with Wilmington Trust Company (or its successor), as trustee and escrow agent ("Trustee"), to be identified in a certain Notice of Assignment and Payment Instructions to be delivered to MERCK by Supplier, subject to MERCK's approval of such instructions, not to be unreasonably withheld. Notwithstanding anything to the contrary contained herein, and irrespective of the amounts of Substances actually provided to MERCK by Supplier, or performance by the Supplier under the Supply Agreement, MERCK hereby promises to pay to Trustee a minimum of Six Million Six Hundred Thirty-Eight Thousand One Hundred Seventy and 92/100 dollars $6,638,170.92 (the

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"Required Minimum Payments") on the fifth (5th) day of each quarter (each a "Payment Date"), as follows: January 5, 2011, April 5, 2011, July 5, 2011, October 5, 2011, January 5, 2012, April 5, 2012, July 5, 2012 and October 5, 2012 (the period from January 5, 2011 through October 5, 2012 being hereinafter referred to as the "Shortfall Payment Period"). MERCK's payment of the Required Minimum Payments is absolute and unconditional and the rights of Supplier to receive an amount from MERCK of no less than the Required Minimum Payments shall not be subject to any defense, including but not limited to the bankruptcy or insolvency of Supplier, set-off, counterclaim or recoupment which MERCK may have against the Supplier for any reason whatsoever. For avoidance of doubt, this **Section 4.11** shall not, and is not intended to, modify, amend, waive or otherwise alter any and all other remedies available to MERCK in connection with the Supply Agreement. To the extent that the aggregate Supply Price for all actual ORDERS from MERCK for Substances to be delivered to MERCK during any calendar quarter of the Shortfall Payment Period (the "Quarterly Supply Price") is less than the Required Minimum Payment for that quarter, MERCK shall make a separate additional payment to Trustee on the applicable Shortfall Payment Period Payment Date (as set forth above) for the difference between the Required Minimum Payment and the amount of said ORDERS (the "Shortfall Payment").

4.11.1 In the event MERCK makes a Shortfall Payment, MERCK shall be entitled to the prompt disbursement from the Revenue Account of the amount of the Shortfall Payment and the Escrow Agent shall be required to disburse funds in the amount of the Shortfall Payment to MERCK upon written request from MERCK. In the event that the funds in the Revenue Account are less than the Shortfall Payment, then Supplier shall disburse to MERCK an amount equal to the lesser of: (i) the difference between the disbursed amount and the Shortfall Payment; or (ii) an amount equal to the sum of all W/D Revenues and New Business Revenues received by Supplier during the subject quarter.

4.11.2 In the event that MERCK fails to make timely payment of the Required Minimum Payments, resulting in Supplier failing to make a scheduled payment under the Negotiable Promissory Note dated June 18, 2008 (the "Note") by Supplier in favor of NDH Capital Corporation ("NDH"), delivered pursuant to the Term Loan, Pledge and Security Agreement dated as of June 18,2008 between NDH and Supplier (the "Loan Agreement"), such that default interest is due to NDH under the Note and Loan Agreement, MERCK shall pay to the Trustee interest accrued on the amount Supplier failed to pay timely, until paid, at the default rate of eight percent (8%) per annum compounded annually (the

"Default Payment"); provided that Supplier pays into the Revenue Account an additional amount of Two-Hundred Fifty Thousand Dollars ($250,000) and MERCK shall have the right to draw upon such amount as reimbursement of any Default Payments; and, provided further, that MERCK receives written notice from NDH of Supplier's failure to pay as aforesaid and MERCK fails to make the applicable Required Minimum Payment to Supplier within ten (10) days after receipt of such written notice. Upon any such Default Payment, MERCK shall be entitled to the prompt disbursement from the Revenue Account of the amount of the Default Payment and the Escrow Agent shall be required to disburse funds in the amount of such payment to MERCK upon written request from MERCK. For avoidance of doubt, all amendments and modifications to the Loan Agreement (and to any of the agreements collateral thereto) shall be subject to MERCK's prior written consent, not to be unreasonably withheld.

4.11.3 After MERCK receives any disbursement for the final calendar quarter of the Shortfall Payment Period, Supplier shall be entitled to any remaining balance in the Revenue Account and the Escrow Agent shall be required to disburse such funds from the Revenue Account to Supplier upon joint written request from Supplier and MERCK. In the event this Agreement is terminated prior to the end of the Shortfall Payment Period, MERCK shall receive any disbursement due pursuant to **Section 4.11.1** within sixty (60) days of the termination of the Agreement and, upon MERCK's receipt thereof, Supplier shall be entitled to the entire remaining balance of the Revenue Account and the Escrow Agent shall be required to disburse such funds from the Revenue Account to Supplier upon joint written request from Supplier and MERCK. If no disbursements are due to MERCK for the final calendar quarter of the Shortfall Payment Period or within sixty (60) days of the Agreement's termination, Supplier shall be entitled to the immediate disbursement of any remaining balance in the Revenue Account and the Escrow Agent shall be required to disburse such amount to Supplier upon written request from Supplier.

4.12 In the event MERCK terminates the Supply Agreement for cause on a Termination Date prior to October 6, 2012:

4.12.1 Supplier shall promptly transfer to MERCK, free of all liens, security interests or other encumbrances, title and ownership to Safety Stock (as described in **Section 3.10** of the Supply Agreement) at the Facility identified by MERCK and having an aggregate value not exceeding the amount of the Termination Payment, which value shall be based upon the Supply Price for Substances; and

4.12.2 Supplier agrees that it shall grant MERCK or its designee reasonable use of the Facility until December 31, 2012 solely for the Manufacturing of Substances provided by Supplier to MERCK pursuant to the Supply Agreement as of the Termination Date.

3. Article 14 is hereby amended by adding to the end thereof the following:

14.9 Notwithstanding any termination by MERCK for any reason, whether for cause or for convenience, SECTIONS 4.11 and 4.12 of the Supply Agreement, including without limitation all of MERCK's obligations thereunder shall remain in full force and effect and shall survive any such termination.

4. Section 29.1 is hereby amended by adding to the end thereof the following:

"Anything in this Section 29.1 to the contrary notwithstanding, the Required Minimum Payments under Section 4.11 of the Supply Agreement shall be assigned by Supplier, contemporaneously herewith, to NDH for the sole purpose of securing that certain loan from NDH to Supplier in the original principal amount of $53,105,367.36 as set forth more particularly in the Loan Agreement (the "Loan"). Upon such assignment, such assignee, its successors, assigns, participants and endorsees (collectively "Permitted Assignee"), shall in all respects be deemed to have the same rights as a "holder in due course", and MERCK hereby expressly waives any rights it may have to assert that such Permitted Assignee is not a holder in due course.

Notwithstanding the foregoing, MERCK reserves its rights against the Supplier on account of any defense or claim, except that such right shall not include suspension, termination or recoupment of the Required Minimum Payments and Default Interest. MERCK agrees to execute such documents as Supplier or assignee shall reasonably require to perfect Permitted Assignee's interest. MERCK has not relied on any representations or statements made by Permitted Assignee, its agents or attorneys in entering into the First Amendment to the Supply Agreement. Except as set forth herein with respect to the assignment of the Required Minimum Payments, if either party seeks and obtains the other party's consent to assign its rights or obligations to a third party, the assignee shall assume all rights and obligations of its assignor under this AGREEMENT. Notwithstanding the above, and for the avoidance of doubt, in no event shall Supplier be permitted to assign MANUFACTURING. In the event MERCK determines in its sole discretion that Supplier has breached or is threatening to breach Section 29.1 with respect to the assignment of

MANUFACTURING, MERCK may declare an immediate Event of Default under the Supply Agreement and have the remedies available in Section 4.12 and thereupon MERCK'S obligations under Section 4.11 shall remain in full force and effect.

Upon the end of the term of the Loan, or earlier settlement or payment in full of the Loan, this Amendment shall terminate and be of no further force or effect, effective as of such date. Within sixty (60) days after such termination, Supplier shall refund to MERCK the prorated portion of the Shortfall Payment for the subject quarter, and upon MERCK's receipt thereof, Supplier shall be entitled to the entire remaining balance of the Revenue Account."

5. NO OTHER AMENDMENTS. Except as expressly amended hereby, all other terms and conditions of the Supply Agreement shall remain in full force and effect.

6. HEADINGS. The headings assigned to the ARTICLES and SECTIONS of this Amendment are for convenience only and shall not limit the scope and applicability of the ARTICLES and SECTIONS.

7. GOVERNING LAW. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey without reference to principles of conflicts of laws.

8. COUNTERPARTS. This Amendment may be executed in two (2) or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument.

9. REFERENCES TO AGREEMENT. Each and every reference to the Supply Agreement shall hereinafter refer to the Supply Agreement as amended by this Amendment.

10. ENTIRE AGREEMENT. This Amendment, together with the Supply Agreement, is the only, entire and complete agreement of the parties relating in any way to the subject matter hereof with respect to the parties hereto. All prior discussions, negotiations and agreements have been and are merged, canceled and integrated into, and are superseded by, the Supply Agreement, as amended by this Amendment. None of the parties hereto shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.

11. EXECUTION OF AMENDMENT; BINDING EFFECT. Both parties acknowledge agreement to the terms of this Amendment by having an authorized representative sign one copy in the space provided below. Each party represents and

warrants that the authorized representative has actual power and authority to execute this Amendment on behalf of the respective company, and that this Amendment shall be binding upon the respective company, its successors and assigns.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment which shall be effective as of the day and year first above written.

MERCK & CO., INC.

By: [signature]
Name: Larry Naldi
Title: SR VP SST

CHEROKEE PHARMACEUTICALS LLC

By: [signature]
Name: STRATTON C. LEE JR
Title: VICE PRESIDENT

PRWT SERVICES, INC.

By: [signature]
Name: STRATTON C. LEE JR.
Title: EXECUTIVE VICE PRESIDENT.